UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

On April 29, 2008, the Compensation Committee of the Board of Directors approved general guidelines for discretionary bonuses for performance during fiscal 2009 to employees of the Company other than those on a sales commission plan. The guidelines for potential bonuses are based on levels of revenue, gross margin, and cash generated; and a subjective evaluation of individual performance. Under the guidelines, the amount of bonus would be determined as a percentage of base salary. If Company performance meets plan, the guidelines for bonuses for the Chief Executive Officer, the Chief Financial Officer, and other executive officers would be 60%, 35%, and 30%, respectively, of base salary, in the form of restricted stock grants. If Company performance exceeds the targets, the guidelines call for the discretionary restricted stock bonuses to be supplemented by discretionary cash bonuses. On April 29, 2008, the Compensation Committee also approved a new base salary for Talbot Harty, Vice President and General Manager, Voice and Mobility Solutions, of $265,000, and a new base salary for Frank Slattery, Vice President and General Counsel, of $235,000; and approved discretionary cash bonuses in the amounts of $30,000 for John F. McGrath, Jr., Vice President and CFO, $25,000 for Mr. Harty, and $22,500 for Mr. Slattery. The Committee also approved certain stock options and restricted stock for future issuance to executive officers, which, when granted, will be reported to the Securities and Exchange Commission on filings under Form 4, Statement of Changes in Beneficial Ownership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2008

Network Equipment Technologies, Inc.
By:	/s/ FRANK SLATTERY Frank Slattery Vice President and General Counsel